Exhibit 99.1(a)(1)(D)

Blue Owl Real Estate Net Lease Trust
Notice of Withdrawal Form

Blue Owl Real Estate Net Lease Trust (referred to herein as the “Company” or “ORENT”)
Offer to Repurchase Date: August 29, 2023 Expiration Date: September 29, 2023 at 7:00PM Eastern Time

To have your previously submitted repurchase canceled, this Notice of Withdrawal form must be received in good order no later than the expiration date listed above.
Do not submit this form to submit a repurchase request.

1 | Repurchase Withdrawal

By selecting here, the undersigned Shareholder of ORENT hereby withdraws the tender of his, her, or its Shares of ORENT, which the Shareholder submitted by a Tender Authorization form dated August 29, 2023. The undersigned recognizes that upon the timely receipt of this Notice of Withdrawal Form, properly executed, the Shares previously tendered will not be purchased by ORENT.
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	Name of Investor(s)/Entity	ORENT Account Number	SSN/Tax ID Number

►	Share Class (select one)	Class S	Class D	Class I

2 | Authorization and Signature of Inventors
By signing below, the Investor hereby certifies, represents, and instructs ORENT [he/she/it]:
•to withdraw the tender request on file
•has full power, authority, and capacity to execute this Notice of Withdrawal Form;
•the information provided above is true and correct; and
•authorizes the custodian of the Shares to execute this Notice of Withdrawal Form.
Each Investor must sign below:

Investor or Authorized Person Signature	Date

Joint Investor or Authorized Person Signature	Date

Once completed, send to:	Any questions?
Email: BlueOwl.Repurchases@dstsystems.com	Email: ServiceDesk@blueowl.com
Overnight Mail: ORENT c/o DST Systems, Inc. as Processing Agent, 430 W 7th Street, Suite 219398, Kansas City, MO 64105	Toll Free: 1-844-331-3341